                                                                                                   Exhibit 10.1

12701 Whitewater Drive, Suite 290

Minnetonka, MN  55343

December 13, 2019

James Gilbertson

3709 Dunbar Knoll

Minneapolis, MN  55443

Sent via email to: jgilbertson6@msn.com

Dear James,

It is with great pleasure that we extend to you a conditional offer of employment for the position of Chief Financial Officer for BBQ Holdings, Inc. reporting to Jeff Crivello, Chief Executive Officer effective January 9, 2020.   We are very excited to have you join our team in this visible and strategic position.  These are dynamic times for BBQ Holdings and we look forward to the contributions you will make to our success.  Outlined below are the terms of your offer:

Base Pay

You will receive a biweekly pay in the amount of $8,653.85 (if annualized, $225,000.00) paid in accordance with BBQ Holdings standard payroll practices.

Signing Bonus

You will be eligible to receive a signing bonus in two payments. You must be employed with BBQ Holdings and in good standing at the time of pay out.

-	$15,000 less taxes to be paid out on the first pay period in March, 2020
-	$15,000 less taxes to be paid out on the first pay period in July, 2020

Annual Incentive Potential

For the year 2020, you will be eligible for a performance-based incentive award in the amount of $60,000, to be paid with the standard company bonus in March 2021.  In 2021, you will be eligible for a performance-based cash incentive award at a target 35% of annual base salary.  Annual payment of such awards and performance criteria will be based on BBQ Holding’s plan as approved by the CEO and Board of Directors and after audited financials are approved by the Board of Directors.    The Compensation Committee will determine the stock/cash mix.  All Stock vests immediately.

Long-Term Incentive/Stock Option Award

You will be granted 50,000 stock option award upon your date of hire that will vest over four (4) years.  In the event of a change of control, the options shall fully vest on the date the change of control occurs.

Health & Welfare Benefits:

You will be eligible to participate in the BBQ Holdings  benefit plans the first of the month following 30 days of employment (with enrollment).  Attached is a benefit summary for your review and information.

In addition, you will be eligible to participate in BBQ Holdings retirement programs, which are:

401(k): Auto enrolled at 2%Voya Financial following 90 days

401(k) Employer MatchVoya Financial following 90 days

Non-Qualified Deferred Compensation:Pangburn

Meal Reimbursement

You will be eligible for 100% meal reimbursement when dining in Famous Dave’s restaurants for business meetings, and occasional social gatherings with friends and/or family, to enjoy, evaluate and report on the overall experience.

An Equal Opportunity Employer

                                                                                                   Exhibit 10.1

Paid Time Off (PTO)

You will participate in the Support Center no balance PTO plan and are eligible to take time as needed, with supervisor approval.

Company Policies

Your employment will be subject to BBQ Holdings policies and procedures that are established from time to time.

Confidentiality

You acknowledge and agree that during the term of your employment with BBQ Holdings you will have access to various trade secrets and confidential business information (“Confidential Information”) of BBQ Holdings.  You agree that you will use such confidential information solely in concession with your obligations under this position, to the extent applicable, your service as an Officer of BBQ Holdings, and you shall maintain in strictest confidence and shall not disclose any such confidential information, directly or indirectly, or use such information in any other way during the term of your employment or following termination thereof.  You further agree to take all reasonable steps necessary to preserve and protect the Confidential Information.   The provisions of this clause shall not apply to information which (i) was in your possession prior to receipt from BBQ Holdings, or (ii) is or becomes generally available to the public other than as a result of a disclosure by BBQ Holdings, its directors, officers, employees, agents or advisors, or (iii) becomes available to you from a third party having the right to make such disclosures.

Intellectual Property

You acknowledge that any and all patents, licenses, copyrights, trade names, trademarks, assumed names, service marks, promotional/marketing/advertising campaigns, designs, logos, slogans, computer software and other intellectual property developed, conceived or created by you in the course of your employment by BBQ Holdings, either individually or in collaboration with others, and whether or not during normal working hours or on the premises of BBQ Holdings (collectively, “Developments”) shall be, as between BBQ Holdings and you, the sole and absolute property of BBQ Holdings and you agree that you will, at BBQ Holdings’ request and cost, take whatever action is necessary to secure the rights thereto by patent, copyright, assignment or otherwise to BBQ Holdings.   You agree to make full and prompt disclosure to BBQ Holdings of any and all such Developments arising during the term of employment.

Your Representation

We are pleased that you have decided to join BBQ Holdings.   It is important for both you and BBQ Holdings to make certain there are no conflicts or potential conflicts between you and other organizations when you come to work for us.  If you have any concerns, we would be glad to discuss them with you and try to work through them.  The goal is to identify any possible problems up front and resolve them.

Other Conditions of this Offer

This offer of employment is contingent upon satisfactory completion of BBQ Holdings’ new hire forms, including an I-9.  Federal law requires us to verify the employment eligibility of all new employees.  A list of the documents that you can use to verify your eligibility is enclosed. Please bring the required documentation with you on first day of employment.

At Will Employment

This offer letter is not intended to create a contractual relationship.  BBQ Holdings is an at-will employer, meaning that either the employee or the company can terminate the at-will employment relationship at any time, with or without cause, and with or without notice.

If an employment agreement is subsequently entered into with BBQ Holdings, such Employment Agreement shall govern the relationship between BBQ Holdings and you, and shall supersede this offer of employment letter in all respects.

An Equal Opportunity Employer

                                                                                                   Exhibit 10.1

Please review the contents of this letter and return a signed copy to me.  Welcome to BBQ Holdings!

Sincerely,

Jeff Crivello

Chief Executive Officer

cc:Human Resources

Enclosures

The provisions of my placement have been read, are understood, and the terms are herewith accepted.  In accepting this placement, I certify my understanding that my employment will be on an at-will basis, and that neither BBQ Holdings nor I have entered into a contract regarding the terms or the duration of my employment. I understand as an at-will employee, I will be free to terminate my employment with the Company at any time, with or without cause or advance notice. Likewise, I understand that the Company will have the right to reassign me, to change my compensation, or to terminate my employment at any time, with or without cause or advance notice.

Signature: /s/ Jim Gilbertson_______________________________  Date:  12/17/2019____________

                               [Full Name]

An Equal Opportunity Employer